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                                                                    Exhibit 23.2


                         Consent of Independent Auditors

         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Employee Stock Purchase Plan of our report dated April 18, 1997 with respect to the audited combined financial statements of Educational Management, Inc. and Wikert and Rhude, general partnership, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and our reports dated May 16, 1997 with respect to the balance sheet of Nebraska College of Business (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Quest Education Corporation f/k/a Educational Medical, Inc.) as of March 31, 1997 and the balance sheet of Lincoln School of Commerce (a division of Nebraska Acquisition Corp., a wholly-owned subsidiary of Quest Education Corporation f/k/a Educational Medical, Inc.) as of March 31, 1997 included in Quest Education Corporation f/k/a Educational Medical, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1998, filed with the Securities and Exchange Commission.


                                              /s/ Winther, Stave & Co., LLP

Spencer, Iowa
December 14, 1998


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